Third Quarter 2019 Results Announced by Reading International

Earnings Call Webcast to Discuss 2019 Third Quarter Financial Results

to Post to Corporate Website on Thursday,  November 14, 2019

Culver City, California - (BUSINESS WIRE) November 13, 2019: Reading International, Inc. (NASDAQ: RDI) today announced results for the quarter ended September 30, 2019.  Our Company reported Basic Earnings per Share (“EPS”) of $0.04 and $0.05  for the quarter and nine months ended September 30, 2019  respectively, compared to $0.06 and $0.41 in the corresponding prior year periods.  At $70.5 million, our Consolidated Revenue for the third quarter of 2019 decreased by 5%, or $3.8 million, compared to the third quarter of 2018. Our revenue decrease was primarily impacted by three factors:

(i)

A decrease in cinema attendance due primarily to (a) a weaker slate of film from arthouse/specialty distributors in the U.S., (b) the outperformance during the third quarter of 2018 of Crazy Rich Asians at our Consolidated Theatres in Hawaii and (c) the 2019 closures due to the expiration of leases underlying three of our cinemas in New York City, offset by our acquisition of one cinema in Australia and the opening of one cinema in New Zealand;

(ii)	The continuing closure (that began in January 2019) of our Reading Cinema and certain retail areas at Courtenay Central in Wellington, New Zealand as a result of seismic concerns; and
(iii)	Adverse foreign exchange impact with a 6.2% decline in the Australian dollar and a 3.0% decline in the New Zealand dollar.

Throughout the quarter, we continued to execute on our strategic priorities of upgrading our cinemas through the addition of recliner seating, converting screens to TITAN LUXE or TITAN XC, improving our Food & Beverage (“F&B”) programs and expanding and improving our proprietary online ticketing programs (generating service fee income). Our solid execution of these strategic priorities mitigated the impact of our attendance decline.  Notwithstanding the media coverage about the popularity of streaming, the overall exhibition industry enjoyed a box office increase for the quarter demonstrating the continuing strength and vitality of our industry.  Our U.S. cinema circuit is unique in that we are dependent on both strong art and specialty film and commercial movies.  Reflecting the content ebbs and flows, in 2019, the arthouse/specialty distributors have delivered a particularly weak film line-up.

During the first nine-months, we entered into or acquired leases for two new cinemas in Australia and one new cinema in New Zealand.  Two of these cinemas (representing seven screens) are now operational.  The other cinema is anticipated to launch operations during 2020.  Subsequent to the end of the quarter, we entered into an additional lease agreement with respect to a cinema under development in Australia.  In the U.S., we exercised our option to acquire the ground lessee’s interest in the land and improvements at our Village East Cinema in New York City. The exercise price (payable upon the closing, currently contemplated for the second quarter of 2020) is $5.9 million.

At our Tammany Hall/44 Union Square project in New York City, we installed the last of the glass panels in the iconic dome.  While no assurances can be given, we anticipate filing for a core and shell temporary certificate of occupancy for the building by the end of 2019.   Lease negotiations continue with our anticipated principal tenant that are expected to account for over 90% of the building, and a variety of retail tenants continue to evaluate the remainder of the space.

In addition, during the quarter, we made progress on the planning of our re-development projects at Courtenay Central in Wellington, New Zealand and Cannon Park in Townsville, Australia.  We also continued to work with various public and private stakeholders on the infrastructure work for our 70.4 acre industrial site in the Manukau/Wiri area of Auckland, New Zealand.

Ellen Cotter, Chair, President and Chief Executive Officer said, “During the third quarter, the Reading team delivered impressive results at our Australian cinema and real estate and U.S. Live Theatre divisions, each of which delivered quarterly revenues and cash flow, in their respective functional currency, ranking first or second best for any third quarter.  In New Zealand, the continuing closure of Courtenay Central due to seismic issues caused declines in our overall cinema and real estate divisions in that country. And, our U.S. Cinemas were negatively impacted, not only by closures of three NYC theaters due to lease expirations, but also a weaker slate of arthouse/specialty film and film of the type appealing to our Consolidated Theatres audience in Hawaii. Despite challenged attendance and box office result for our U.S. Cinemas, we continued to execute well on our strategic initiatives, including Food & Beverage and online ticketing. Looking forward, we are excited not only about the highly anticipated fourth quarter commercial line up, including Star Wars: The Rise of Skywalker in December, but also specialty films like Little Women by Greta Gerwig, Dark Waters by Todd Haynes and A  Hidden Life by Terrence Malick.”

Cotter continued, “We made good progress on our strategic value creation projects, including 44 Union Square in New York City and Courtenay Central in Wellington, New Zealand, each of which will create long term value for our stockholders when the developments are completed.  Tammany Hall has turned out to be even more impressive than we had hoped, and the views of Union Square from our iconic glass dome are magnificent.  I encourage people to look at the photos posted @44UnionSquare on Instagram.”

Reading International, Inc. also announced today the appointment of Gilbert Avanes as its Executive Vice President, Chief Financial Officer and Treasurer effective November 5, 2019. Since January 2019, Mr. Avanes has held the role of Interim Chief Financial Officer and Treasurer.

"We're delighted that Gilbert will take on the position of Chief Financial Officer," said Ellen Cotter. "Gilbert has played a critical role in the growth of Reading since joining in 2007.  His strategic financial, planning and analysis expertise, coupled with his deep knowledge of our Company’s assets and their potential, make Gilbert an ideal fit for this position.  Margaret and I and the rest of the Board and management team look forward to continue working with Gilbert to continue to capitalize on our growth opportunities ahead."

Over his 12 years with the Company, Mr. Avanes has held a variety of positions of increasing responsibility on the Company’s finance team, including: Senior Director of Financial Planning and Analysis; Director of Financial Planning and Analysis; Senior Finance Manager; and his current position of Vice President, Financial Planning and Analysis. Prior to joining Reading, Mr. Avanes served in various finance and accounting roles over the course of a decade at Toronto-Dominion Bank Financial Group. Mr. Avanes received his M.B.A. from Laurentian University and a Bachelor of Commerce in Accounting from Ryerson University, Toronto.

The following table summarizes the results for the third quarter and nine months of the year results for 2019 and 2018, respectively:

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in millions, except EPS)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Revenue	$70.5	$74.3	(5)%	$208.1	$234.4	(11)%
- US	37.8	40.8	(7)%	112.7	124.9	(10)%
- Australia	26.7	26.0	3%	78.5	84.9	(8)%
- New Zealand	6.0	7.5	(20)%	16.9	24.6	(31)%
Operating expense	$(67.5)	$(69.7)	3%	$(200.7)	$(215.5)	7%
Segment operating income (1)	$7.5	$9.5	(21)%	$21.9	$35.9	(39)%
Net income/(loss)(2)	$0.9	$1.3	(31)%	$1.2	$9.4	(87)%
EBITDA (1)	$9.0	$10.4	(13)%	$25.2	$35.9	(30)%
Adjusted EBITDA (1)	$9.2	$10.9	(16)%	$26.0	$39.0	(33)%
Basic EPS (2)	$0.04	$0.06	(33)%	$0.05	$0.41	(88)%

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY HIGHLIGHTS

▪

Operating Results: For the quarter ended September 30, 2019,  our worldwide revenue was $70.5 million, a decrease of 5%, or $3.8 million, from the same quarter in the prior year. Our operating results were negatively impacted by (i) a decrease in cinema attendance resulting primarily from the U.S. where the third quarter 2019 slate of film proved to be less attractive to movie goers in our specialized markets than that available for the comparable period in 2018, (ii) the continuing closure due to seismic concerns of a majority of the net rentable area of Courtenay Central in Wellington (NZ), including our Reading Cinema at that location, and (iii) the adverse foreign currency exchange impact of the weakening Australian and New Zealand dollars.

Our cinema results were supported by solid execution on our strategic initiatives.  Each of our cinema circuits in the U.S., Australia and New Zealand, in their functional currency, set records for the highest third quarter F&B spends per patron (“SPP”).

We continue to improve and expand our self-ticketing capabilities through our global cinema circuit.  We achieved a third quarter record for online ticket revenue, beating the third quarter in 2018 by a combined 20% increase over the previous record third quarter. Online sales consisted of 26.4% of our global box office revenue, which is a record and represents an increase of 6-percentage points from the prior year period. Our continued improvements to our websites and apps and improved global online sales infrastructure are enabling us to better serve high sales volumes.

Due to the continued weakening of the Australian and New Zealand currencies, the financial contributions of our cinema circuits in Australia and New Zealand to our overall results of operation have decreased.

▪

Capex program: During the third quarter of 2019, we invested $10.0 million in capital improvements, including our continued investment in the redevelopment of 44 Union Square in New York City, as well as the upgrading of certain of our cinemas:

(i)	At our Reading Cinemas in West Lakes (Australia), we converted two screens to TITAN LUXE and added a Gold Lounge screen, each with recliner seating;
(ii)	At our Reading Cinemas in Harbour Town (Australia), we converted two screens to TITAN LUXE, each with recliner seating; and
(iii)	At our Reading Cinemas in Rohnert Park (California), we converted an auditorium to TITAN XC with Dolby ATMOS.

▪

Cinema Additions and Pipeline:  In early 2019, we purchased a well-established four-screen cinema in Devonport, Tasmania. Also, to mitigate the temporary closure of Reading Cinemas at Courtenay Central, we leased a three-screen cinema space in Lower Hutt, adjacent to Wellington, New Zealand.  This cinema, which trades as The Hutt Pop Up by Reading Cinemas, began operations in late June 2019.  These additions bring our operating global cinema count to 58 and global screen count to 480, net of the three City Cinemas (Paris, Beekman, and 86th Street) closed during the second and third quarter in the U.S. as a result of lease expirations.  But for the lease expirations of these New York City cinemas, we would not have closed these profitable cinemas.

We have five cinemas with 31 screens in the pipeline.  We expect our Reading Cinemas in Burwood (Melbourne, VIC) to open in 2019 in time for Star Wars: The Rise of Skywalker.  The six-screen cinema will be the first all reclining cinema we have in Melbourne and will feature a TITAN LUXE and an elevated F&B program.  Additionally, we have signed four lease agreements for new build cinemas (comprising 25 screens) due to come online over the next two years.

Real estate activities:

▪

Re-Development of 44 Union Square (New York, U.S.)  During July 2019, we topped out the steel dome capping our redevelopment of historic Tammany Hall at 44 Union Square and the last of the glass was installed last month. We anticipate filing for our core and shell temporary certificate of occupancy in December 2019 and are in final negotiations of a long term lease for approximately 90% of the net rentable area of the building.  This lease would be for office use, and the remaining 7,200 square feet of ground floor space (facing onto Union Square) continues to be marketed for retail use by Newmark.

▪

Minetta Lane Theatre (New York, U.S.)   In April 2019, we negotiated an extension through March 2020 (with an option to extend our licensee for an additional year through March 2021) of our Minetta Lane Theatre license agreement with Audible, Inc., a subsidiary of Amazon.  Audible will continue to use our theatre as the location for its production of various plays featuring one or two actors, to be recorded before a live theatre audience, and offered on Audible.com.

▪

Village East Cinema (New York, U.S.)   In August 2019, we exercised our option to acquire the lessee’s interest in the ground lease and improvements constituting our Village East cinema in the East Village of New York City. The exercise price (payable upon the closing, currently contemplated for the second quarter of next year) is $5.9 million. The acquisition clears the way for our renovation of this cinema, which is currently planned for next year.   As the transaction was a related party transaction, the option exercise was reviewed and approved by our Board’s Audit and Conflicts Committee and supported by a third party valuation, which showed substantial value in the option.

▪

Courtenay Central Re-Development (Wellington, New Zealand)  Located in the heart of Wellington - New Zealand’s capital city, this center is comprised of 161,071 square feet of land situated proximate to the Te Papa Tongarewa Museum (attracting over 1.5 million visitors annually), across the street from the site of Wellington’s newly announced convention center (estimated to open its doors in 2022) and at a major public transit hub. Damage from the 2016 earthquake necessitated demolition of our nine-story parking garage at the site.  Further, unrelated seismic issues have caused us to close the existing cinema and significant portions of the retail structure while we re-evaluate the property for redevelopment as an entertainment themed urban center with a major food, beverage and grocery component.

During the quarter, we continued to work through the re-development details of the Courtenay Central building, which we anticipate will feature a variety of uses to complement and build upon the “destination quality” of this location

Wellington continues to be rated as one of the top cities in the world in which to live. Earlier this year, UNESCO named Wellington as a UNESCO Creative City of Film. We continue to believe that the Courtenay Central site is located in one of the most vibrant and growing commercial and entertainment precincts of New Zealand.

SEGMENT RESULTS

The following table summarizes the third quarter and nine months segment operating results for 2019 and 2018, respectively:

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment revenue
Cinema
United States	$36,750	$40,038	(8)%	$109,743	$122,437	(10)%
Australia	24,279	23,659	3%	71,318	77,513	(8)%
New Zealand	5,704	6,974	(18)%	16,040	23,159	(31)%
Total	$66,733	$70,671	(6)%	$197,101	$223,109	(12)%
Real estate
United States	$1,006	$805	25%	$2,873	$2,410	19%
Australia	3,905	3,847	2%	11,873	12,305	(4)%
New Zealand	620	1,119	(45)%	1,779	3,489	(49)%
Total	$5,531	$5,771	(4)%	$16,525	$18,204	(9)%
Inter-segment elimination	(1,808)	(2,181)	17%	(5,524)	(6,918)	20%
Total segment revenue	$70,456	$74,261	(5)%	$208,102	$234,395	(11)%
Segment operating income
Cinema
United States	$437	$2,310	(81)%	$2,772	$10,008	(72)%
Australia	4,671	4,678	—%	12,909	16,642	(22)%
New Zealand	913	1,214	(25)%	2,250	4,333	(48)%
Total	$6,021	$8,202	(27)%	$17,931	$30,983	(42)%
Real estate
United States	$212	$(154)	>100%	$163	$(514)	>100%
Australia	1,405	980	43%	4,153	4,071	2%
New Zealand	(132)	434	(>100)%	(329)	1,339	(>100)%
Total	$1,485	$1,260	18%	$3,987	$4,896	(19)%
Total segment operating income (1)	$7,506	$9,462	(21)%	$21,918	$35,879	(39)%
(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Third Quarter Results:

Cinema segment operating income decreased by $2.2 million, or 27%, to $6.0 million for the quarter ended September 30, 2019, compared to September 30, 2018.  The decrease was due to a decline in attendance in all three circuits. However, such attendance decreases were offset by increases in average ticket price (“ATP”) and SPP (each in functional currency) in our U.S., Australia and New Zealand circuits.

•	Revenue in the U.S. decreased by 8%, or $3.3 million, to $36.8 million, due to a 14% decrease in attendance; offset by a 13% increase in SPP, while ATP remained flat.

•	Australia’s cinema revenue increased by 3%, or $0.6 million, to $24.3 million, primarily due to a 4% increase in SPP and a 3% increase in ATP, offset by a 2% decrease in attendance.

•

New Zealand’s cinema revenue decreased by 18%, or $1.3 million, to $5.7 million, due to a 24% decrease in attendance  (principally due to the closure of our Courtenay Central Cinema pending redevelopment),  offset by a 13% increase in SPP and a 10% increase in ATP.

The top three grossing films for the third quarter of 2019 were The Lion King, Spider-Man: Far From Home, and Toy Story 4, representing approximately 37% of our worldwide admission revenues for the quarter. The top three grossing films in the third quarter of 2018 for our worldwide cinema circuits were Crazy Rich Asians, Ant-Man and the Wasp, and Mission Impossible – Fallout, which represented approximately 24% of our worldwide admission revenues.

Nine Month Results:

Cinema segment operating income declined 42%, or $13.1 million, to $17.9 million for the nine months ended September 30, 2019 compared to September 30, 2018, primarily driven by a 72% operating income decline in the U.S. market,  a  decline in attendance worldwide and adverse foreign exchange impacts.  However, such attendance decreases were offset to some extent by increases in ATP and SPP:

•

Revenue in the U.S. decreased by 10%, or $12.7 million, to $109.7 million, primarily due to a 16% decrease in attendance  (principally due to a film slate that was less appealing to our specialized audiences and the closure of three cinemas due to lease expirations), offset by a 11% increase in SPP and a 2% increase in ATP.

•	Australia’s cinema revenue decreased by 8%, or $6.2 million, to $71.3 million, primarily due to a 7% decrease in attendance and a 3% decrease in SPP, while ATP remained flat.

•

New Zealand cinema revenue decreased by 31%, or $7.1 million, to $16.0 million, primarily due to a 32% decrease in attendance, (significantly due to the closure of our Courtenay Central Cinema pending redevelopment); offset by a 5% increase in ATP and a 4% increase in SPP.

The top three grossing films for the nine months of 2019 were Avengers: Endgame, The Lion King, and Captain Marvel representing approximately 20% of our worldwide admission revenues, compared to the top three grossing films a year ago: Avengers: Infinity War, Black Panther, and Incredibles 2,  which represented approximately 18% of our admission revenues for the same period in 2018.

Real Estate

Third Quarter and Nine Month Results:

Real estate segment operating income increased by 18%, or $0.2 million, to $1.5 million for the quarter ended September 30, 2019, compared to the third quarter ended September 30, 2018,  primarily due to a decrease in operating expenses in all three circuits, offset by a decrease in revenue in the New Zealand operations, due specifically to the ongoing closure of most of the net rentable area of Courtenay Central.  Real estate revenue for the third quarter of 2019, decreased by 4%, or $0.2 million, to $5.5 million compared to the third quarter of 2018, due also to a decrease in revenues from our New Zealand segment related to the closure of a majority of the rentable square footage at Courtenay Central.

For the nine months ended September 30, 2019, the real estate segment operating income decreased by 19%, or $0.9 million, to $4.0 million compared to the nine months ended September 30, 2018 primarily attributable to an operating loss in the New Zealand portfolio of $0.3 million for 2019, compared to an operating gain of $1.3 million for the nine months ended September 30, 2018.  Real estate revenue decreased by 9%, or $1.7 million, to $16.5 million, compared to the same period in 2018.  This was primarily attributable to the partial closure due to seismic concerns of a majority of the net rentable area of Courtenay Central during the first nine months of 2019, compared to same period in 2018.

Our third quarter 2019 Australian real estate segment reported its highest ever third quarter revenues, reflecting improved leasing at our centers in Australia, including Newmarket Village and Auburn Redyard, at $3.9 million.

CONSOLIDATED AND NON-SEGMENT RESULTS

The third quarter and nine month consolidated and non-segment results for 2019 and 2018 are summarized as follows:

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment operating income	$7,506	$9,462	(21)%	$21,918	$35,879	(39)%
Non-segment income and expenses:
General and administrative expense	(4,493)	(4,831)	7%	(14,205)	(16,717)	15%
Interest expense, net	(1,871)	(1,748)	(7)%	(5,924)	(5,132)	(15)%
Other	257	(142)	>100%	483	81	>100%
Total non-segment income and expenses	$(6,107)	$(6,721)	9%	$(19,647)	$(21,768)	10%
Income before income taxes	1,399	2,741	(49)%	2,271	14,111	(84)%
Income tax benefit (expense)	(547)	(1,482)	63%	(1,159)	(4,618)	75%
Net income/(loss)	$852	$1,259	(32)%	$1,112	$9,493	(88)%
Less: net income (loss) attributable to noncontrolling interests	(50)	(38)	(32)%	(103)	88	(>100)%
Net income (loss) attributable to RDI common stockholders	$902	$1,297	(30)%	$1,215	$9,405	(87)%

Third Quarter and Nine Month Results

Net income attributable to RDI common stockholders declined by 30%,  or $0.4 million, to $0.9 million for the quarter ended September 30, 2019, compared to the same period prior year.  Basic EPS for the quarter ended September 30, 2019 decreased by $0.02,  to $0.04 from $0.06  in  the prior-year quarter, mainly attributable to a significant decrease in revenue from our Cinema business segment.

Net income attributable to RDI common stockholders decreased by 87%, or $8.2 million, to $1.2 million for the nine months ended September 30, 2019, compared to the same period in the prior year.  Basic EPS for the first nine months of 2019 decreased by $0.36, to $0.05 from $0.41 in the prior year period, mainly attributable to a significant decrease in revenue from both our Cinema and Real Estate business segments.

Non-Segment General & Administrative Expenses

Our non-segment general and administrative expense for the quarter ended September 30, 2019 compared to the same period in the prior year decreased by 7%, or $0.3 million, to $4.5 million.  The quarterly decrease mainly relates to lower legal expenses, consulting fees, and various compensation costs.

Non-segment general and administrative expense for the nine months ended September 30, 2019,  decreased by 15%, or $2.5 million, to $14.2 million, compared to the nine-month period ending September 30, 2018,  primarily related to lower legal expenses.

Income Tax Expense

Income tax expense for the quarter and nine months ended September 30, 2019, decreased by $0.9 million and $3.5 million, respectively, compared to the equivalent prior-year period.  The change between 2019 and 2018 is primarily related to lower pretax income for the quarter and first nine months of 2019.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $218.8 million, to $657.8 million at September 30, 2019, compared to $439.0 million at December 31, 2018. This was primarily driven by the implementation of the lease accounting standard effective January 1, 2019, which also resulted in a similar increase in our liabilities.  Additionally, assets increased due to the capital investments relating to major real estate projects, primarily the redevelopment of 44 Union Square in New York, and to cinema improvements in (i) the U.S. at our Consolidated Theatres in Mililani (Hawaii), (ii) New Zealand at the Reading Cinemas at The Palms, and (iii) Australia at the Reading Cinemas at Maitland, Waurn Ponds, West Lakes and Harbour  Town.

Cash and cash equivalents at September 30, 2019 were $8.7 million, including approximately $4.9 million in the U.S., $2.7 million in Australia, and $1.1 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and F&B items, and (ii) rental income typically received in advance to reduce our long-term borrowings and realize savings on interest charges. We then settle our operating expenses generally with a lag within traditional trade terms. This generates a temporary working capital deficit.  We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes. We believe the cash flow generated from our operations coupled with our ability to renew and extend our credit facilities will provide sufficient liquidity in the upcoming year.

OTHER INFORMATION

Stock Repurchase Program

At September 30, 2019, the Company had used $20.1 million of the $25.0 million authorized by the Company’s Board of Directors in 2017 to repurchase Class A Non-Voting Common Stock.  During the nine months ended September 30, 2019, the Company invested $11.3 million to repurchase 856,563 shares of Class A Non-Voting Common Stock, of which $7.8 million was paid in cash and $3.5 million through the issuance of a purchase money promissory note, accruing interest at 5%, payable in equal quarterly installments of principal plus accrued interest, all due and payable on September 18, 2024.  The Stock Repurchase Program allows Reading to repurchase its Class A Non-Voting Common Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

Certain Potential Cotter Family Stock Sales

We are advised that the Estate of James J. Cotter, Sr. (the “Estate”), has entered into an agreement with the Internal Revenue Service to pay its estate taxes over the next ten years.   That agreement has been collateralized through the grant of a security interest in certain Class A Non-Voting Common Stock currently owned by The James J. Cotter Living Trust (the "Living Trust").   It is anticipated that it may be necessary from time to time for the Estate or the Living Trust to sell Class A Non-Voting Common Stock to pay that debt.

Consistent with the agreement with the IRS, on September 23, 2019,  Ellen Cotter, the President and Chief Executive Officer of Reading International, Inc., and Margaret Cotter, the Executive Vice President – Real Estate Management and Development of the Company, in their capacity as co-trustees of the Living Trust, entered into a 10b5-1 trading plan (the "10b5-1 Plan").  Under the 10b5-1 Plan, a broker-dealer has been authorized to sell up to 40,000 shares of the Class A Non-Voting Common Stock held by the Living Trust over a period from December 9, 2019 through January 28, 2020, or such earlier date as all such shares are sold, unless the 10b5-1 Plan is terminated earlier pursuant to its terms.  The Company is advised that the purpose of the anticipated sales under the 10b5-1 Plan is to provide liquidity to pay certain estate taxes of the Estate pursuant to the terms of the Estate's agreement with the Internal Revenue Service, as well as to pay other state taxes and expenses.

Similarly, we are advised that Margaret Cotter is the Trustee of an operational trust established by her father for the benefit of her children, which is funded entirely with Class A Non-Voting Common Stock. In her capacity as trustee of this trust, Margaret Cotter has advised the Company that it will be necessary for that trust to, from time to time, sell shares of Class A Non-Voting Common Stock for her children’s educational, medical and other expenses.

Ellen Cotter and Margaret Cotter have advised our Company that as a consequence of the litigation between their brother (James J. Cotter, Jr.) and themselves relating to matters concerning the estate of their father (James J. Cotter, Sr.) and the Living Trust and the Voting Trust established by their father, they have incurred and continue to incur significant legal costs and expenses and that they may find it necessary to sell Class A Shares held in their personal capacity to fund the future costs of defending the intention of their father to preserve control of our Company in the Cotter Family.

Trust Litigation

In a matter potentially impacting the control of our Company, but to which our Company is not a party (In re: James J. Cotter Living Trust dated August 1, 2000 (Case No. BP159755) (the “Trust Case”)), the California Court of Appeals on April 15, 2019, struck down the California Trial Court’s order appointing a trustee ad litem to solicit offers for the purchase of a controlling interest in our Company.   The basis for that disposition was the Appeals Court’s determination that Mr. James J. Cotter, Jr. lacks standing to seek the appointment of such a trustee ad litem.  The Appeals Court noted that Mr. Cotter, Jr. is neither a trustee of nor a beneficiary of the trust established to hold such controlling interest (the “Voting Trust”) and accordingly, determined that he lacked any standing to bring before the trial court matters relating to the internal affairs of that trust, such as the appointment of a trustee ad litem.   The Court of Appeals also noted, in an observation not material to the specific grounds on which the California Trial Court’s order was struck down, that “the plain language [of the Trust Document] appears to show that the settlor [Mr. Cotter, Sr.] instructed the Trustee [Margaret Cotter] not to diversify [i.e. not to sell the voting shares held by the Voting Trust].”  The Trust Document directs the Trustee of the Voting Trust that this voting stock is “to be retained for as long as possible.”

On remand, Margaret Cotter and Ellen Cotter filed a peremptory challenge to the original Los Angeles Superior Court judge continuing to preside over the matter.  That challenge was denied and Margaret and Ellen petitioned the California Court of Appeal for a writ of mandate.  The California Court of Appeal declined to hear that writ petition and Margaret Cotter and Ellen Cotter have petitioned the California Supreme Court for review.  That petition remains pending.

The Guardian Ad Litem, appointed by the court to protect the interests of Mr. Cotter Sr.’s grandchildren, has stated his view that, notwithstanding the above referenced direction to retain the Voting Stock as long as possible and the Court of Appeals statement regarding that direction, diversification of the assets of the Voting Trust would be in the best interests of the grandchildren.

The Guardian Ad Litem has petitioned to split the Voting Trust into two separate trusts and to diversify that portion of any Voting Stock allocated to any separate trust set up for the children of Mr. Cotter, Jr.  and for authority to retain a valuation expert.   The Guardian Ad Litem has no authority over the Voting Stock to be vested in the Voting Trust.  This authority remains vested with Margaret Cotter as the Sole Trustee of the Voting Trust and, until the Voting Stock is transferred into the Voting Trust, in Ellen Cotter and Margaret Cotter as the Co-Executors of the Estate of James J. Cotter, Sr. and the Co-Trustees of the Living Trust.

Ellen Cotter and Margaret Cotter, as Trustees of the James J. Cotter, Sr. Living Trust, and Margaret Cotter, as Trustee of the Voting Trust, oppose the Guardian Ad Litem’s petitions on various grounds including the Guardian Ad Litem’s irreconcilable conflict of interest.  It is the Company’s understanding that no decision will be made by the Superior Court to split the trust or to diversify the Voting Trust (or any successor trusts) until there has been discovery and a trial on the merits as to the intentions of James J. Cotter, Sr. in this regard.  No discovery or trial schedule is currently in place and no hearing date has been set for the Guardian Ad Litem’s petitions to retain a valuation expert or to split the Voting Trust.

Ellen Cotter and Margaret Cotter have advised the Company that while they oppose any sale of the Voting Stock as being inconsistent with the intentions of Mr. Cotter, Sr., as set out in the Trust Document, if there is such a sale, they intend to be the buyers and to retain control of the Company in the Cotter Family.  They have further advised the Issuer that as the Estate is not yet closed, it is uncertain that any shares of Voting Stock will be transferred from the Estate to the Voting Trust in the near term.

The table below presents the changes in our working capital position and other relevant information addressing our liquidity as of and for the nine months ended September 30, 2019 and the preceding four years:

	As of and for the 9-Months Ended	Year Ended December 31
($ in thousands)	September 30, 2019	2018	2017	2016	2015 (2)
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$8,708	$13,127	$13,668	$19,017	$19,702
Unused borrowing facility	84,149	85,886	137,231	117,599	70,134
Restricted for capital projects (1)	17,650	30,318	62,280	62,024	10,263
Unrestricted capacity	66,499	55,568	74,951	55,575	59,871
Total resources at period end	92,857	99,013	150,899	136,616	89,836
Total unrestricted resources at period end	75,207	68,695	88,619	74,592	79,573
Debt-to-Equity Ratio
Total contractual facility	$279,215	$252,929	$271,732	$266,134	$207,075
Total debt (gross of deferred financing costs)	195,311	167,043	134,501	148,535	130,941
Current	34,374	30,393	8,109	567	15,000
Non-current	160,692	136,650	126,392	147,968	115,941
Finance lease liabilities	245	—	—	—	—
Total book equity	163,713	180,547	181,618	146,890	138,951
Debt-to-equity ratio	1.19	0.93	0.74	1.01	0.94
Changes in Working Capital
Working capital (deficit) (3)	$(76,065)	$(55,270)	$(46,971)	$6,655	$(35,581)
Current ratio	0.25	0.35	0.42	1.10	0.51
Capital Expenditures (including acquisitions)	$34,585	$56,827	$76,708	$49,166	$53,119

(1)

This relates to the construction facilities specifically negotiated for: (i) 44 Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015. The New Zealand construction loan expired December 31, 2018.

(2)

Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes). Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors).

(3)

Typically our working capital (deficit) is negative as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of September 30, 2019:

	As of September 30, 2019
(Dollars in thousands)	Available Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$27,000	$28,000	$—	$28,000
Bank of America Line of Credit (USA)	5,000	5,000	—	—	—
Union Square Construction Financing (USA)	50,000	32,350	17,650	17,650	—
NAB Corporate Term Loan (AU) (1)	80,952	54,977	25,975	—	25,975
Westpac Bank Corporate (NZ) (1)	20,038	7,514	12,524	—	12,524
Total	$210,990	$126,841	$84,149	$17,650	$66,499
(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of September 30, 2019.

The $17.7 million representing borrowings restricted for capital projects is wholly composed of the $17.7 million of unused capacity for our 44 Union Square development and construction.

Our overall global operating strategy is to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may, from time to time, move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with U.S. GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – We evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance.  It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations and our creditworthiness. It is widely accepted that analysts, financial commentators and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation and  amortization, limits the usefulness of these measures when assessing our financial performance, as  not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures and to meet other commitments from time to time.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBIDTA, we further adjusted the EBIDTA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation.  Specifically, we have adjusted for (i) gains on insurance recoveries, (ii) legal expenses relating to extraordinary litigation, (iii) adjustments for gains/losses relating to property sales, and (iv) any other items that can be considered non-recurring in accordance with the 2-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2019	2018	2019	2018
Net Income/(loss)	$902	$1,297	$1,215	$9,405
Add: Interest expense, net	1,871	1,748	5,924	5,132
Add: Income tax expense	547	1,482	1,159	4,618
Add: Depreciation and amortization	5,704	5,829	16,870	16,705
EBITDA	$9,024	$10,356	$25,168	$35,860
Adjustments for:
Legal expenses relating to the derivative litigation, the Cotter employment arbitration and other Cotter litigation matters	184	505	782	3,146
Adjusted EBITDA	$9,208	$10,861	$25,950	$39,006

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on November 14, 2019, that will feature prepared remarks from Ellen Cotter, Chief Executive Officer; Gilbert Avanes, Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by November 13, 2019, 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theatres operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to moviegoers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in and outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology, such as, by way of example, cable, satellite broadcast and Blu-ray/DVD rentals and sales, and so called “movies on demand”;

o	the impact of certain competitors’ subscription or advance pay programs;
o	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings and other improvements;
o	disruptions during theater improvements;
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the ability to negotiate and execute lease agreements with material tenants;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the increased depreciation and amortization expense as construction projects transition to leased real property;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ability to renew, extend or renegotiate our loans that mature in 2020;
o	our ability to grow our Company and provide value to our stockholders;
o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o

our labor relations and costs of labor (including future government requirements with respect to minimum wages, shift scheduling, the use of consultants, pension liabilities, disability insurance and health coverage, and vacations and leave);

o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems, and class actions and private attorney general wage and hour based claims;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2018, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Report of Form 10-Q.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Gilbert Avanes, Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Cinema	$66,733	$70,671	$197,101	$223,109
Real estate	3,723	3,590	11,001	11,286
Total revenue	70,456	74,261	208,102	234,395
Costs and expenses
Cinema	(53,709)	(54,929)	(158,273)	(170,183)
Real estate	(2,225)	(2,475)	(7,108)	(7,408)
Depreciation and amortization	(5,704)	(5,829)	(16,870)	(16,705)
General and administrative	(5,908)	(6,489)	(18,426)	(21,250)
Total costs and expenses	(67,546)	(69,722)	(200,677)	(215,546)
Operating income	2,910	4,539	7,425	18,849
Interest expense, net	(1,871)	(1,748)	(5,924)	(5,132)
Gain (loss) on sale of assets	(1)	—	(1)	—
Other income (expense)	141	(130)	190	(273)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	1,179	2,661	1,690	13,444
Equity earnings of unconsolidated joint ventures	220	80	581	667
Income (loss) before income taxes	1,399	2,741	2,271	14,111
Income tax benefit (expense)	(547)	(1,482)	(1,159)	(4,618)
Net income (loss)	$852	$1,259	$1,112	$9,493
Less: net income (loss) attributable to noncontrolling interests	(50)	(38)	(103)	88
Net income (loss) attributable to Reading International, Inc. common shareholders	$902	$1,297	$1,215	$9,405
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.04	$0.06	$0.05	$0.41
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.04	$0.06	$0.05	$0.41
Weighted average number of shares outstanding–basic	22,546,827	23,006,040	22,791,530	22,988,227
Weighted average number of shares outstanding–diluted	22,688,230	23,197,924	22,952,838	23,185,021

.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$8,708	$13,127
Receivables	4,363	8,045
Inventory	1,195	1,419
Prepaid and other current assets	10,831	7,667
Total current assets	25,097	30,258
Operating property, net	248,100	257,667
Operating lease right-of-use assets	216,963	—
Investment and development property, net	107,292	86,804
Investment in unconsolidated joint ventures	4,721	5,121
Goodwill	19,913	19,445
Intangible assets, net	3,607	7,369
Deferred tax asset, net	25,959	26,235
Other assets	6,164	6,129
Total assets	$657,816	$439,028
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$24,318	$26,154
Film rent payable	6,430	8,661
Debt - current portion	34,374	30,393
Derivative financial instruments - current portion	105	41
Taxes payable - current	611	1,710
Deferred current revenue	6,406	9,264
Operating lease liabilities - current portion	19,579	—
Other current liabilities	9,339	9,305
Total current liabilities	101,162	85,528
Debt - long-term portion	131,681	106,286
Derivative financial instruments - non-current portion	291	145
Subordinated debt, net	26,255	26,061
Noncurrent tax liabilities	11,647	11,530
Operating lease liabilities - non-current portion	210,737	—
Other liabilities	12,330	28,931
Total liabilities	494,103	258,481
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,963,489 issued and 20,404,573 outstanding at September 30, 2019 and 33,112,337 issued and 21,194,748 outstanding at December 31, 2018	231	232
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2019 and December 31, 2018	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	148,236	147,452
Retained earnings	48,859	47,616
Treasury shares	(36,541)	(25,222)
Accumulated other comprehensive income	(1,288)	6,115
Total Reading International, Inc. stockholders’ equity	159,514	176,210
Noncontrolling interests	4,199	4,337
Total stockholders’ equity	163,713	180,547
Total liabilities and stockholders’ equity	$657,816	$439,028